Exhibit 8.2

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 11, 2011

Board of Directors
Customers Bank
1015 Penn Avenue
Suite 103
Wyomissing PA 19610

Board of Directors
Customers Bancorp, Inc.
1015 Penn Avenue
Suite 103
Wyomissing PA 19610

Re:
Agreement and Plan of Merger (the "Merger Agreement”) dated August 24, 2010, and amended on April 27, 2011, by and among Berkshire Bancorp, Inc., a Pennsylvania corporation ("Berkshire Bancorp"), Berkshire Bancorp’s direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers Bancorp, Inc., a Pennsylvania business corporation (“Customers Bancorp”) and Customers Bank, a Pennsylvania commercial bank (“Customers Bank”)

Ladies and Gentlemen:

You have requested our opinion in connection with the transaction contemplated by the Merger Agreement dated August 24, 2010, and amended April 27, 2011, between Customers Bancorp, Berkshire Bancorp, Customers Bank, and Berkshire Bank pursuant to which Berkshire Bancorp will merge with and into Customers Bancorp (the “Merger”).  At the Effective Time of the Merger, each share of Berkshire Bancorp Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Customers Bancorp Common Stock as provided in Section 3.1.3 of the Merger Agreement.  No fractional shares of Customers Bancorp Common Stock will be issued in this transaction.  In lieu thereof, shareholders of Berkshire Bancorp will, to the extent relevant, receive cash in an amount determined pursuant to Section 3.2.2(f) of the Merger Agreement.  All shares of Berkshire Bancorp Common Stock owned by Customers Bancorp or Berkshire Bancorp and any of their subsidiaries at the Effective Time (other than Berkshire Bancorp shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than Berkshire shares held, directly or indirectly, by Customers Bancorp, Berkshire Bancorp, or any of their subsidiaries in respect of a debt previously contracted) will be canceled, and no shares of Customers Bancorp Common Stock or other property will be delivered in exchange therefor.  Immediately following the Merger, Berkshire Bank shall merge with and into Customers Bank in accordance with a merger agreement substantially in the form of the Bank Plan of Merger included as Exhibit B to the Merger Agreement (the “Bank Merger Agreement”), the separate existence of Berkshire Bank shall cease and Customers Bank shall be the surviving institution (the “Bank Merger)  This letter does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors
Customers Bank
July 11, 2011
Page 2 of 7 Pages

This opinion is furnished pursuant to the requirements of Section 8.3.4 of the Merger Agreement.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement and its exhibits.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in all material respects in accordance with the Merger Agreement and the applicable laws of the Commonwealth of Pennsylvania.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, including, without limitation, the proxy statement/prospectus provided to shareholders of Customers Bank and Berkshire Bancorp in connection with special meetings of shareholders of Customers Bank and Berkshire Bancorp, as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all other documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  We have also assumed that Customers Bancorp and Customers Bank, on the one hand, and Berkshire Bancorp and Berkshire Bank, on the other hand, will provide to us, or bring forward, as the case may be, certain written representations, among others, substantially in the form set forth in the following paragraphs upon which we can rely as true and correct in all material respects through the Effective Time of the Merger.

In rendering the opinion set forth below, we have relied, with the consent of Customers Bancorp and Customers Bank and Berkshire Bancorp and Berkshire Bank, upon the following written representations, among others, concerning the Merger and the Bank Merger (which representations we have neither independently investigated nor verified):

1.           The Merger will be consummated in compliance with the material terms of the Merger Agreement (and the Bank Merger will be consummated in compliance with the material terms of the Bank Merger Agreement) and none of the material terms and conditions therein have been waived or modified and the parties have no plan or intention to waive or modify any such material condition.

Board of Directors
Customers Bank
July 11, 2011
Page 3 of 7 Pages

2.           The ratio for the exchange of shares of Berkshire Bancorp Common Stock (and, if not earlier redeemed, the Berkshire Series C Preferred Stock) for Customers Bancorp Common Stock and other consideration in the Merger was negotiated through arm’s length bargaining.  Accordingly, the fair market value of the Customers Bancorp Common Stock and cash in lieu of fractional shares to be received by Berkshire Bancorp shareholders in the Merger will be approximately equal to the fair market value of the Berkshire Bancorp Common Stock (and if not earlier redeemed, Berkshire Series C Preferred Stock) surrendered by such shareholders in exchange therefor.  Berkshire Bancorp shareholders will not receive any consideration other than the Customers Bancorp Common Stock and cash in lieu of fractional shares, and Berkshire Bancorp will not receive any consideration other than the assumption by Customers Bancorp of all obligations and liabilities of Berkshire Bancorp for the assets of Berkshire Bancorp being acquired in the Merger.

3.           At least 40% of the proprietary interest in Berkshire Bancorp will be exchanged for Customers Bancorp Common Stock and that proprietary interest will be preserved within the meaning of Treasury Regulations Section 1.368-1(e).

4.           Except in connection with the redemption of the Berkshire Tarp Shares (as described in the Merger agreement) and any redemption of the Berkshire Series C Preferred Stock, during the five-year period ending on the closing of the Merger, (a) neither Berkshire Bancorp nor any person related to Berkshire Bancorp within the meaning of Treasury Regulations Section 1.368-1(e)(3) will have acquired Berkshire Bancorp Common Stock (or Berkshire Series C Preferred Stock) with consideration other than Berkshire Bancorp Common Stock (or Berkshire Series C Preferred Stock) or Customers Bancorp Common Stock, except for purchases of Berkshire Bancorp Common Stock (or Berkshire Series C Preferred Stock) pursuant to open market repurchase programs; and (b) no distributions will have been made with respect to Berkshire Bancorp Common Stock (or Berkshire Series C Preferred Stock) (other than normal, regular dividend distributions made pursuant to Berkshire Bancorp’s historic dividend paying practice), either directly or through any transaction, agreement or arrangement with any other person.

5.           Except for cash paid in lieu of fractional interests of Customers Bancorp Common Stock (or, if not earlier redeemed, Berkshire Series C Preferred Stock) or cash paid to dissenting shareholders pursuant to the Merger, neither Customers Bancorp nor any corporation related to Customers Bancorp within the meaning of Treasury Regulations Section 1.368-1(e)(3) has any plan or intention to acquire or reacquire Customers Bancorp Common Stock issued in the Merger for any consideration other than Customers Bancorp Common Stock, either directly or through any agreement or other  arrangement with any other person, except for purchases of Customers Bancorp Common Stock pursuant to open market repurchase programs.

Board of Directors
Customers Bank
July 11, 2011
Page 4 of 7 Pages

6.           Immediately after the Merger, Customers Bancorp will continue the historic business of Berkshire Bancorp or use a significant portion of the historic business assets of Berkshire Bancorp in a business (including for these purposes the business and assets of Berkshire Bank as a member of a qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)).

7.           In connection with the Merger, Berkshire Bancorp will not have disposed of and/or acquired any assets aggregating more than 5% of its total assets or otherwise changed its historic business (including for these purposes the business and assets of Berkshire Bank as a member of a qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)), and Berkshire Bancorp did not enter into (or expand) a line of business as part of the Merger taking into account the business and assets of Berkshire Bank as a member of a qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)).

8.           The assumption by Customers Bancorp of the liabilities of Berkshire Bancorp pursuant to the Merger is for a bona fide business purpose, and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Berkshire Bancorp to Customers Bancorp pursuant to the Merger.

9.           The liabilities of Berkshire Bancorp assumed by Customers Bancorp and the liabilities to which the transferred assets of Berkshire Bancorp are subject were incurred by Berkshire Bancorp in the ordinary course of its business.  No liabilities of any person other than Berkshire Bancorp will be assumed by Customers Bancorp in the Merger, and none of the shares of Berkshire Bancorp Common Stock (or, if not earlier redeemed, Berkshire Series C Preferred Stock) to be surrendered in exchange for Customers Bancorp Common Stock in the Merger will be subject to any liabilities.

10.           Customers Bancorp and Berkshire Bancorp will each pay their respective expenses, if any, incurred in connection with the Merger.  Neither Customers Bancorp nor Berkshire Bancorp will pay the expenses of the shareholders of Berkshire Bancorp, if any, incurred in connection with the Merger.

11.           There is no intercorporate indebtedness existing between Customers Bancorp and Berkshire Bancorp that was issued, acquired or will be settled at a discount.

12.           Neither Berkshire Bancorp nor Customers Bancorp is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

13.           Neither Berkshire Bancorp nor Customers Bancorp is under the jurisdiction of a court in a Title 11 (i.e., bankruptcy) or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Board of Directors
Customers Bank
July 11, 2011
Page 5 of 7 Pages

14.           On the date of the Merger, the fair market value of the assets of Berkshire Bancorp will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

15.           The payment of cash in lieu of fractional shares, if any, of Customers Bancorp Common Stock is solely for the purpose of avoiding the expense and inconvenience to Customers Bancorp of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to the Berkshire Bancorp shareholders, instead of issuing fractional shares of Customers Bancorp Common Stock, will not exceed one percent of the total consideration that will be issued in the Merger to the Berkshire Bancorp shareholders in exchange for their Berkshire Bancorp Common Stock (or, if not earlier redeemed, Berkshire Series C Preferred Stock).  The fractional share interests of each Berkshire Bancorp shareholder will be aggregated, and no Berkshire Bancorp shareholder will receive cash in an amount equal to or greater than the value of one full share of Customers Bancorp Common Stock.

16.           None of the compensation received by any shareholder-employee of Berkshire Bancorp pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his/her shares of Berkshire Bancorp Common Stock (or Berkshire Series C Preferred Stock).  None of the shares of Customers Bancorp Common Stock or warrants or options to acquire Customers Bancorp Common Stock received by any shareholder-employee of Berkshire Bancorp pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement.  The compensation paid to any shareholder-employee of Berkshire Bancorp pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

We have assumed that the foregoing representations of Customers Bancorp, Customers Bank, Berkshire Bancorp and Berkshire Bank are true and correct as of the date hereof and continue to remain true and correct in all material respects through the Effective Time of the Merger.

OPINION

Based upon the foregoing assumptions and representations, and subject to the limitations and qualifications set forth herein, we are of the opinion as of the date hereof as follows:

(1)  The Merger will qualify as a reorganization within the meaning of Code Section 368(a), and Customers Bancorp and Berkshire Bancorp will each be “a party to a reorganization” within the meaning of Code Section 368(b).

Board of Directors
Customers Bank
July 11, 2011
Page 6 of 7 Pages

(2)  No gain or loss will be recognized by either Customers Bancorp on the receipt by Customers Bancorp of the assets of Berkshire Bancorp in exchange for Customers Bancorp Common Stock issued directly to the Berkshire Bancorp’s shareholders, cash for fractional share interests, cash for dissenters, and the assumption by Customers Bancorp of the liabilities of Berkshire Bancorp pursuant to Code Section 1032 and Treas. Reg. §1.1032-2.

(3)  The tax basis of each asset of Berkshire Bancorp received by Customers Bancorp in the Merger will be the same as the tax basis of that asset in the hands of Berkshire Bancorp immediately before its transfer pursuant to Code Section 362(b).

(4)  The holding period of each asset of Berkshire Bancorp received by Customers Bancorp in the Merger will include the period during which such asset was held by Berkshire Bancorp pursuant to Code Section 1223(2).

(5)  Customers Bancorp will succeed to and take into account the items of Berkshire  Bancorp described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381,  382,  383, and  384 and the regulations thereunder, pursuant to Code Section 381(a) and Treas. Reg. § 1.381(a)-1.

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part.  While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts.  Any change to the applicable law, either prospectively or retroactively, or relevant facts, could affect our opinion.  We undertake no responsibility to advise you of any developments after completion of the Merger in the application or interpretation of the income tax laws of the United States, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth above and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Reorganization).  Our opinion is limited to the Merger, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Merger on any transaction not consummated in accordance with the Merger Agreement and/or the effect, if any, of any such other transaction on the Merger.  Without limiting the foregoing, we are expressing our opinion only as to matters expressly addressed herein as of the date hereof.  We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not.  In addition, no opinion is expressed with respect to the federal income tax consequences of (a) any consideration paid or deemed paid for Berkshire Bancorp stock to be used for the repurchase and retirement of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation preference $1,000 per share) that were issued in connection with the United States Treasury Departments Capital Purchase Program (the “TARP Program”), the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (liquidation preference $1,000 per share) that were authorized in connection with the TARP Program, or the warrant to acquire the TARP Shares Series B and termination and satisfaction of all of Berkshire’s obligations under the TARP Program, (b) the redemption (if any) of the Berkshire Series C Preferred Stock, (c) payments in lieu of fractional shares of Customers Bancorp Common Stock, (d) payments to shareholders who elect dissenters’ rights, or (e) the receipt of Customers Bancorp Common Stock or other consideration in connection with dividend arrearages on the Berkshire Series C preferred Stock.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any related transactions or any state, local or foreign tax treatment of the Merger or any related transactions.

Board of Directors
Customers Bank
July 11, 2011
Page 7 of 7 Pages

We express no opinion as to the United States federal income tax consequences of the Merger to Berkshire Bancorp or the shareholders of Berkshire Bancorp.  In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax.

This opinion is being rendered to Customers Bank and Customers Bancorp.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 filed by Bank with the Securities and Exchange Commission in connection with the Reorganization and to the reference to us under the headings “Questions And Answers About The Reorganization and Merger ─ What are the expected federal income tax consequences of the reorganization and merger?,” “Certain Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the proxy statement/prospectus filed as part of the Registration Statement on Form S-1.

Very truly yours, /s/ Stradley Ronon Stevens & Young, LLP STRADLEY RONON STEVENS & YOUNG, LLP